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Filed Pursuant to Rule 424(b)(3)
File No. 333-196681

CAREY WATERMARK INVESTORS 2 INCORPORATED

Prospectus Supplement No. 5 Dated September 4, 2015
To Prospectus Dated April 13, 2015

        This prospectus supplement (the "Prospectus Supplement") is part of, and should be read in conjunction with, the prospectus of Carey Watermark Investors 2 Incorporated, dated April 13, 2015 (as amended or supplemented, the "Prospectus"). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Carey Watermark Investors 2 Incorporated upon request.

RECENT DEVELOPMENTS

Our Offering

As detailed in the Prospectus, we are offering up to $1.4 billion of our common stock, in any combination of Class A and Class T Shares, including $600 million in shares of common stock through our distribution reinvestment plan. As of September 2, 2015, we have issued 2,933,406 Class A Shares ($29.2 million) and 3,588,766 Class T Shares ($33.9 million) in connection with our offering raising aggregate proceeds of $63.1 million (net of selling commissions and discounts, where applicable). In addition, we have issued 1,505 Class A Shares ($14,449) and 1,461 Class T Shares ($13,254) through our distribution reinvestment plan.

Suitability Standards

The Iowa suitability standard under the caption "Suitability Standards" on page i of our Prospectus is superseded in its entirety by the following:

Iowa — Each investor in Iowa must have either (i) minimum net worth of $100,000 (exclusive of home, auto and furnishings) and an annual income of $70,000 or (ii) minimum net worth of $350,000 (exclusive of home, auto and furnishings). The maximum investment in CWI 2 cannot exceed 10% of an Iowa resident's liquid net worth. Liquid net worth is defined as the portion of net worth which consists of cash and cash equivalents and readily marketable securities.

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  Filed Pursuant to Rule 424(b)(3) File No. 333-196681
CAREY WATERMARK INVESTORS 2 INCORPORATED
RECENT DEVELOPMENTS